Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE

SERIES B SENIOR PREFERRED STOCK OF
CENTRUS ENERGY CORP.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Centrus Energy Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.            That, pursuant to Section 151 of the DGCL and authority granted in the Amended and Restated Certificate of Incorporation of the Company, as theretofore amended (the “Certificate of Incorporation”), the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of one hundred four thousand, five hundred seventy-four (104,574) shares of Series B Senior Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on February 13, 2017, filed a Certificate of Designation with respect to such Series B Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Original Certificate of Designation”), which Original Certificate of Designation was amended and restated by the Amended and Restated Certificate of Designation filed with the Secretary of State of the State of Delaware on November 22, 2021 (the “Amended and Restated Certificate of Designation”).

2.            That no shares of said Series B Preferred Stock are outstanding and no shares thereof will be issued subject to the Amended and Restated Certificate of Designation.

3.             That the Board of Directors of the Company adopted the following resolutions on November 15, 2021:

WHEREAS, by resolution of Board and by the Original Certificate of Designation, the Company authorized the issuance of a series of one hundred four thousand, five hundred seventy-four (104,574) shares of Series B Preferred Stock and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof;

WHEREAS, 104,574 shares of Series B Preferred Stock were initially issued by the Company pursuant to the Original Certificate of Designation and all such shares have been reacquired as of the date hereof;

WHEREAS, as of the date hereof, all outstanding shares of Series B Preferred Stock have been reacquired or retired by the Company and no shares of such Series B Preferred Stock are outstanding, and no shares of such Series B Preferred Stock will be issued subject to said Amended and Restated Certificate of Designation; and

WHEREAS, the Company desires that all matters set forth in the Amended and Restated Certificate of Designation with respect to such Series B Preferred Shares be eliminated from the Certificate of Incorporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS:

RESOLVED, that all matters set forth in the Amended and Restated Certificate of Designation with respect to such Series B Preferred Stock be eliminated from the Certificate of Incorporation; and

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Amended and Restated Certificate of Designation with respect to such Series B Preferred Stock shall be eliminated from the Certificate of Incorporation.

4.             That, accordingly, all matters set forth in the Amended and Restated Certificate of Designation with respect to the Series B Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company and all shares of preferred stock previously designated as Series B Senior Preferred Stock shall have the status of authorized but unissued shares of preferred stock of the Company, without designation as to series, subject to reissuance by the Board of Directors of the Company as shares of any one or more other series of preferred stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 16th day of December, 2021.

CENTRUS ENERGY CORP.

By:	/s/ Philip Strawbridge
	Name:	Philip Strawbridge
	Office:	Senior Vice President and Chief Financial Officer